Exhibit 10.10

INDEPENDENT CONSULTING AGREEMENT

This INDEPENDENT CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of June 1, 2020 (the “Effective Date”), by and among LifeStance Health, Inc. (“LifeStance”), a Delaware corporation, on the one hand, and Alert5 Consulting LLC (“Alert5”). a Washington limited liability company, and (with respect to Sections 2(a), 5 through 21, and 24 of this Agreement) Michael K. Lester (“Lester”), on the other hand.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consulting Period. LifeStance hereby engages Alert5, and Alert5 hereby accepts such engagement with LifeStance, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and continuing until terminated pursuant to Section 4 hereof (the “Consulting Period”). Upon termination of the Consulting Period, Alert5 shall deliver to LifeStance all of the Work Product (as defined below), whether complete or incomplete.

2. Services and Performance.

(a) Services. LifeStance is in the business of providing behavioral and mental health services (the “Industry”) across the United States and is engaged in ongoing efforts to expand its business through a combination of M&A and business development activity. In furtherance of these efforts, LifeStance desires to leverage the Industry knowledge of Alert5 and Lester, Alert5’s founder and member. Therefore, during the Consulting Period, LifeStance hereby engages Alert5 to perform M&A and business development advisory services as requested, and in the scope determined by, LifeStance (collectively, the “Services”). Alert5 and Lester agree that Lester shall perform all Services under this Agreement.

(b) Performance of Services. The parties expressly acknowledge and agree that Alert5 will be free to provide consulting and other services to other Person(s) during the Consulting Period, provided, that, (i) provision of such services does not result in a conflict of interest or otherwise interfere with the provision of the Services hereunder; and (ii) Alert5 and Lester shall comply with the terms of the restrictive covenants set forth in Sections 5 through 10 of this Agreement. Alert5 shall perform, and represents and warrants that Lester will perform, the Services in a diligent, trustworthy, professional and efficient manner. In performing the Services hereunder, Alert5 is acting as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between LifeStance, on the one hand, and Alert5 or any of its members (including Lester) or employees, on the other hand. Alert5 shall not have any right, power or authority to, in any way, bind LifeStance or any of its affiliates to the fulfillment of any condition, contract or obligation or create any liability binding on the part of LifeStance or any of its affiliates, except to the limited extent expressly authorized by LifeStance in writing from time to time, and Alert5 agrees not to represent otherwise to any third party. Nothing in this Agreement impacts or otherwise modifies the employment relationship or employment agreement between Lester and LifeStance.

3. Fee; Expense Reimbursement.

(a) Fee. In consideration of the Services, during the Consulting Period, LifeStance will pay Alert5 a monthly fee of $8,333.33 (the “Fee”), with the Fee for Services rendered by Alert5 in a given month paid no later than the fifth (5th) day of the immediately following month. The Fee constitutes Alert5’s sole compensation for rendering the Services. For the avoidance of doubt, notwithstanding this Agreement and Alert5’s provision of the Services hereunder, except as provided in that certain Amended and Restated Employment Agreement, dated as of May 14, 2020 (as amended) none of Alert5 or its members or employees is eligible for pension or retirement benefits, health insurance, vacation pay, sick pay, holiday pay or other employee or fringe benefits provided by LifeStance to its employees.

(b) Expense Reimbursement. In connection with its consulting business, Alert5 leases that certain Embraer S.A. model EMB-545 (Praetor 500) aircraft, serial number 55010058, registration number N500ML (or such other aircraft as shall be mutually agreeable to the Parties, the “Aircraft”). Alert 5 operates the Aircraft under Part 91 of the Federal Aviation Regulations (14 CFR 1.1. et seq.) within the scope of and incidental to its own business. Upon written request, and subject to the terms and limitations below, Alert5 will receive reimbursement from LifeStance of (i) DOCs for Flight Hours primarily related to the provision of Services, and (ii) an Allocable Share of Fixed Costs (together, “Aircraft Reimbursement”) related or allocable to flights of the Aircraft by Alert5 in connection with the provision of Services during the Consulting Period (“Services Flights”). Not more frequently than monthly, but no less frequently than quarterly, Alert5 may request Aircraft Reimbursement for Services Flights at an initial rate of $6,050 per Flight Hour (the “Estimated Hourly Rate”), which is an estimate of the projected combination of DOCs and Allocable Share of Fixed Costs. When making a reimbursement request, Alert5 shall provide a summary indicating the number of Flight Hours for which it is entitled to reimbursement for the applicable period. LifeStance shall pay Alert5’s reimbursement request within fifteen (15) days of its date. Within thirty (30) days of the end of each Flight Year (or partial Flight Year in the case of termination mid-Flight Year), the parties shall calculate the actual DOCs and Allocated Share of Fixed Costs and reconcile the payments made and those that remain payable, if any, so that LifeStance pays only for the DOCs and Allocated Share of Fixed Costs. As applicable, LifeStance shall pay, or receive a refund, within fifteen (15) days of such reconciliation, and the parties shall establish the Estimated Hourly Rate for the contract year then-beginning. Not more frequently than annually and upon giving written notice to Alert5 within sixty (60) days after the end of any Flight Year, LifeStance shall have the option to audit the records of expenses for the Aircraft to confirm the amount of the Aircraft Reimbursement payable under this Agreement.

A flight segment of the Aircraft constitutes a Services Flight only if the primary purpose and predominant activity of Aircraft passengers on such segment at the destination is the provision of Services. Furthermore, a flight segment of the Aircraft constitutes a Services Flight only if Lester is aboard the Aircraft, or only if the flight segment immediately precedes or immediately follows a flight segment with Lester aboard the Aircraft. It is assumed, and Aircraft Reimbursement hereunder is expressly conditioned upon, the primary base of the Aircraft being nearby the primary residence of Lester. Alert5 may not receive Aircraft Reimbursement hereunder to the extent Alert5 is reimbursed (other than capital contributions to Alert5) for Services Flights by any person, including, without limitation, Lester or any affiliates of Lester or Alert5. Alert5 may receive reimbursement of DOCs and an Allocated Share of Fixed for a maximum of three hundred (300) Flight Hours during any Flight Year (pro rated for any partial Flight Year).

For trips (i.e., multi-segment itineraries) of the Aircraft involving multiple destinations, with Aircraft passengers primarily engaged in providing Services at some destinations and not primarily engaged in providing Services at other destinations, the following shall apply: (A) if the primary purpose of the overall trip relates to Alert5’s provision of Services hereunder, Flight Hours that would not have been flown had the destinations not primarily involving provision of Services not been visited shall not be eligible for Aircraft Reimbursement; (B) if the primary purpose of the overall trip does not relate to Alert5’s provision of Services hereunder, Alert5 may receive Aircraft Reimbursement but only for the additional Flight Hours flown as a result of visiting destinations relating primarily to the provision of Services.

Alert5 shall maintain insurance coverages in at least the types and with the limits listed on Exhibit A hereto. Alert5 shall cause each of the Restricted Entities and their respective officers, directors, agents, and employees (“LifeStance Parties”) to be named as additional insured on the liability insurance coverages for the Aircraft and for insurers to waive subrogation under the hull insurance against the LifeStance Parties. The insurance policies shall include endorsements providing: (1) breach of warranty coverage in favor of the LifeStance Parties; (2) a provision for 30-day prior notice to the LifeStance Parties of any cancellation, lapse of coverage or material change; (3) a provision providing severability of interest whereby the policy shall operate in the same manner as if a separate policy covered each of the LifeStance Parties, except with respect to limits of coverage. Immediately after execution of this Agreement and on each policy renewal date, Alert5 shall provide a certificate of insurance to LifeStance confirming the insurance requirements in this paragraph.

In the event and to the extent that income-tax deductions for Aircraft Reimbursement are disallowed or determined by LifeStance’s income-tax return preparer to be disallowed under Section 274 of the Internal Revenue Code, the Aircraft Reimbursement shall be reduced so that LifeStance’s computed deductions equal the deductions in the absence of such disallowance.

4. Termination.

(a) Termination by Either Party without Cause. The Consulting Period may be terminated by either LifeStance or Alert5 upon ten (10) days’ advance written notice to the other party.

(b) Termination by LifeStance for Cause. LifeStance may terminate the Consulting Period at any time, without advance notice to Alert5, in the event that any of the following circumstances arise: (i) Lester is no longer willing or able (including as a result of death or disability as reasonably determined by LifeStance) to provide the Services; (ii) Lester is no longer serving as Chief Executive Officer of LifeStance (including because he is terminated or reassigned by LifeStance or because Lester resigns); (iii) Alert5 materially breaches this Agreement; (iv) Alert5 willfully fails to perform, or refuses to carry out, the Services; (v) Alert5 or Lester commits fraud, embezzlement or other material dishonesty with respect to any of the Restricted Entities or grossly neglects its or his duties; (vi) Alert5 or Lester willfully engages in gross misconduct materially injurious to any of the Restricted Entities; (vii) Alert5 or Lester pleads guilty or nolo contendere to, or is convicted of, a felony or other crime involving moral turpitude; or (viii) any applicable government authority determines that Alert5’s or Lester’s classification as an independent contractor under this Agreement is in contravention of any applicable law(s).

(c) Termination by Alert5 for Cause. Alert5 may terminate the Consulting Period at any time, without advance notice to LifeStance, in the event that any of the following circumstances arise: (i) Lester is no longer able (including as a result of death or disability as reasonably determined by Alert5) to provide the Services; or (ii) LifeStance materially breaches this Agreement.

(d) Compensation upon Termination. Upon any termination of the Consulting Period, LifeStance will pay Alert5 any Fee earned but not yet paid and any expenses properly incurred but not yet reimbursed, in each case, as of the termination date, within fifteen (15) days following the termination date or such earlier date as required by applicable law. Except as expressly provided herein, Alert5 shall not be entitled to any compensation, reimbursement or payment from LifeStance or any of its affiliates under this Agreement from and after the date of termination of the Consulting Period.

5. Confidential Information.

(a) Neither Alert5 nor Lester shall, at any time, including following the termination of this Agreement, directly or indirectly (through another person or entity), disclose (except as permitted by this Agreement or in the normal course of providing services to LifeStance or as otherwise permitted by the board of directors of LifeStance) to any Person the Confidential Information; provided, that, in the event that Alert5 or Lester is requested or required by applicable law or stock exchange rule (including by request for information or documents in any legal proceeding, interrogatory, discovery requests, subpoena, court order, civil investigative demand or similar process or otherwise) to disclose any Confidential Information, Alert5 or Lester shall notify (unless prohibited by law) LifeStance promptly of such request or requirement, so that LifeStance may seek, at its own expense, an appropriate protective order or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, Alert5 or Lester, on the advice of outside legal counsel (which may be in-house counsel), is required to disclose any Confidential Information, Alert5 or Lester may disclose such Confidential Information without liability hereunder; provided, however, that Alert5 or Lester shall use its or his commercially reasonable efforts (at LifeStance’s expense) to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information by Alert5 or Lester.

(b) Nothing in this Agreement shall prohibit or restrict Alert5 or Lester or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding or as required by applicable law or legal process), including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts Alert5 or Lester from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(c) Third-Party Information. Alert5 and Lester understand that LifeStance and its affiliates will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the part of LifeStance or any of its affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Consulting Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Alert5 and Lester will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of LifeStance or any of its affiliates who need to know such information in connection with their work for LifeStance or the applicable affiliate) or use, except in connection with the Services, Third-Party Information, unless expressly authorized by LifeStance in writing.

(c) Work-for-Hire. LifeStance is, and will be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”), including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how and other confidential or proprietary information and other intellectual property rights (collectively, “Intellectual Property Rights”) therein. Alert5 and Lester agree that the Work Product is hereby deemed a “work made for hire” (as defined in 17 U.S.C. § 101) for LifeStance and all copyrights therein automatically and immediately vest in LifeStance. If, for any reason, any Work Product does not constitute a “work made for hire,” Alert5 and Lester hereby irrevocably assign to LifeStance, for no additional consideration, Alert5’s and Lester’s entire right, title and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present and future infringement, misappropriation or dilution thereof. To the extent any copyrights are assigned under this Section 5(d), Alert5 and Lester hereby irrevocably waive, in favor of LifeStance, to the extent permitted by applicable law, any and all claims Alert5 or Lester may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

(d) Washington Statutory Notice. To the extent applicable, Alert5 and Lester are notified that Wash. Rev. Code Ann. § 49.44.140 provides that an agreement to assign does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (i) the invention relates (A) directly to the business of the employer or (B) to the employer’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the employee for the employer.

(e) Whistleblower Protections. Nothing in this Agreement shall prohibit or restrict LifeStance, any of its affiliates, Alert5, Lester or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts LifeStance, any of its affiliates, Alert5 or Lester from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(f) Trade Secret Protections. Pursuant to 18 U.S.C. § 1833(b), Alert5 and Lester will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of LifeStance or any of its affiliates that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to Alert5 or Lester’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Alert5 or Lester files a lawsuit for retaliation by LifeStance or any of its affiliates for reporting a suspected violation of law, Alert5 and Lester may disclose the trade secret to Alert5 or Lester’s attorney and use the trade secret information in the court proceeding, if Alert5 or Lester files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6. Non-Competition. During the Restrictive Period, Alert5 and Lester shall not, directly or indirectly (i.e., through another Person), provide M&A or business development advisory services (whether as a contractor, employee, owner, operator or otherwise) to any Person engaging or preparing to engage in the Industry within the Restricted Territory, in each case, for pay or not for pay; provided, however, that nothing in this Section 6 shall prevent Alert5 or Lester from (a) owning a passive interest or making a passive investment in any Person engaging or preparing to engage in the Industry so longer as neither Alert5 nor Lester actively participate, directly or indirectly (through another person or entity), in the business of such Person or (b) providing services to a Person who or which engages or is preparing to engage in the Industry through a division, unit, subsidiary or affiliate, so long as neither Alert5 nor Lester provides services, directly or indirectly (i.e., through another Person), to such division, unit, subsidiary or affiliate.

7. Covenant Not to Solicit Customers. During the Restrictive Period, Alert5 and Lester shall not, directly or indirectly (i.e., through another Person), (a) solicit or encourage any customer of any of the Restricted Entities to terminate or diminish such customer’s relationship with them; or (b) seek to persuade any customer or prospective customer of any of the Restricted Entities to conduct with any other Person any business or activity which such customer or prospective customer conducts or could conduct with any of the Restricted Entities; provided, that, these restrictions shall apply only (i) to business or activity within the Industry, (ii) with respect to any Person who is or has been a customer of any of the Restricted Entities at any time within the two (2)-year period immediately preceding the date of such activity by Alert5 or Lester or whose business has been solicited on behalf of any of the Restricted Entities by any of their officers, employees or agents within said two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (iii) if Alert5 or Lester has performed work for such Person during the Consulting Period or been introduced to, or otherwise had contact with, such Person as a result of Alert5 or Lester’s engagement or other associations with any of the Restricted Entities or has had access to Confidential Information which would assist in Alert5 or Lester’s solicitation of such Person.

8. Covenant Not to Solicit or Hire. During the Restrictive Period, Alert5 and Lester shall not, directly or indirectly (i.e., through another Person), (a) solicit, recruit, induce or encourage any employee, clinician, independent contractor or service provider of any of the Restricted Entities (each, a “Restricted Person”) to leave the employ of, or cease providing services to, any of the Restricted Entities, (b) hire, employ, recruit or otherwise engage any Restricted Person, provided, that, absent a violation of clause (a) above, Alert5 and Lester may undertake the actions in this clause (b) with respect to third party service providers who are not clinicians and who do not provide services primarily to any of the Restricted Entities, or (c) take any other action that is intended to induce or encourage, or has the direct and intended effect of inducing or encouraging, any Restricted Person to terminate his or her employment with, or cease providing services to, any of the Restricted Entities; provided, that, the foregoing shall not prohibit any Person from (i) making general employment solicitations, such as through advertisements in publicly available media, so long as such advertisements are not specifically targeted at any Restricted Person and no Restricted Person is hired as a result thereof (other than pursuant to the proviso in clause (b) above) or (ii) providing a reference unrelated to any solicitation or hiring otherwise prohibited by this Section 8.

9. Return of LifeStance Property. Within ten (10) days following the end of the Consulting Period, or upon LifeStance’s earlier request, Alert5 and Lester shall return all property of the Restricted Entities in Alert5 or Lester’s possession or control, including all computer equipment (hardware and software), telephones, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies of any documentation or information (however stored) relating to the business of any of the Restricted Entities or their respective current or prospective customers or clients. Anything to the contrary notwithstanding, Alert5 and Lester shall be entitled to retain: (a) personal papers and other materials of a personal nature, provided, that, such papers or materials do not include Confidential Information; (b) information showing Alert5 and Lester’s compensation or relating to reimbursement of Alert5 or Lester’s business expenses; and (c) copies of plans, programs and agreements relating to Alert5’s engagement, or termination thereof, with LifeStance which Alert5 or Lester received in Alert5 or Lester’s capacity as a participant therein.

10. Non-Disparagement. During the Consulting Period and at any time thereafter, Alert5 and Lester shall not, directly or indirectly (i.e., through another Person), make any statement, written or oral, that would disparage or criticize the business or reputation of any of the Restricted Entities or any such Restricted Entity’s members, officers, managers, directors or employees; provided, however, that nothing in this Section 10 shall prevent Alert5 or Lester from

(a) giving truthful testimony obtained through subpoena or court order, (b) giving any truthful information provided pursuant to investigation by any governmental authority, (c) giving any truthful information provided pursuant to any claim by a party to this Agreement or any employment or compensation-related agreement, (d) correcting inaccurate statements made about, as applicable, Alert5 or Lester or any Restricted Entity or (e) making statements in the normal course of providing services to any of the Restricted Entities.

11. Tolling. Notwithstanding any other provision to the contrary herein, the Restrictive Period shall be tolled (and the applicable period extended) during the pendency of any action seeking to enforce or determine the enforceability of the covenants contained in this Agreement if it is ultimately determined that Alert5 or Lester was in breach of such covenants during the pendency of such action or if any temporary restraining order, injunction, judgment or settlement is entered against or agreed to by Alert5 or Lester by reason of such alleged violations during the pendency of such actions.

12. Enforcement of Covenants. Alert5 and Lester acknowledge that they have carefully read and considered all the terms and conditions of this Agreement applicable to them, including the restraints imposed upon them pursuant to Sections 5 through 10 hereof. Alert5 and Lester agree, without reservation, that: (a) each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Restricted Entities; (b) each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and (c) these restraints, individually or in the aggregate, will not prevent Alert5 or Lester from obtaining other suitable employment or engagement during the period in which they are bound by these restraints and will not otherwise impose an undue hardship on them. Alert5 and Lester further agree that they will never assert, or permit to be asserted on their behalf, in any forum, any position contrary to the foregoing. Alert5 and Lester further acknowledge that, were they to breach any of the covenants contained in Sections 5 through 10 hereof, the damage to the Restricted Entities would be irreparable. Alert5 and Lester therefore agree that LifeStance, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Alert5 or Lester of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 5 through 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

13. Alert5’s Representations. Alert5 hereby represents and warrants to LifeStance that (a) the execution, delivery and performance of this Agreement by Alert5 do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Alert5 is a party or by which Alert5 is bound;

(a) except as previously disclosed to LifeStance in writing (a copy of such agreement having been provided to LifeStance and with respect to which all non-compete restrictions shall expire prior to the commencement of the Consulting Period), Alert5 is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person; and (c) upon the execution and delivery of this Agreement by LifeStance, this Agreement shall be the valid and binding obligation of Alert5, enforceable in accordance with its terms. Alert5 and Lester hereby acknowledge and represent that Alert5 and Lester have either consulted with independent legal counsel regarding Alert5 and Lester’s rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that Alert5 and Lester fully understand the terms and conditions contained herein.

14. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Allocable Share” shall mean the percentage obtained by dividing the total number of Flight Hours allocable to Services Flights during a Flight Year by the total number of Flight Hours for the Aircraft during such Flight Year (or partial Flight Year in the case of termination mid-Flight Year).

“Confidential Information” means (i) any proprietary or confidential matters concerning any member of the Group, including the business, products, markets, condition (financial or other), operations, processes, intellectual property, customers, vendors, pricing, results of operations, cash flows, prospects and affairs of any member of the Restricted Entities, and (ii) this Agreement and any other agreements contemplated thereby or any information, including the terms, conditions or any other facts, relating to this Agreement and any other agreements contemplated thereby or the transactions contemplated hereby or thereby, or any confidential discussions or negotiations related thereto; provided, that, “Confidential Information” shall not include information (A) that is or becomes available to the public or within the industry of a member of the Restricted Entities, other than as a result of disclosure by Alert5 or Lester in violation of such Party’s obligations under this Agreement, (B) that becomes available to Alert5 or Lester on a non-confidential basis from a source other than the Restricted Entities, provided that such source is not known by Alert5 or Lester to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy with respect to such information, or (C) that is or was independently developed by Alert5 or Lester without use of or reliance on Confidential Information.

“DOCs” shall only include and shall be limited to out-of-pocket costs for the following items only and only to the extent incurred for Flight Hours for flights relating to the provision of Services during the Consulting Period: (1) fuel, oil, and additives; (2) the “per hour” portion of any engine or airframe maintenance service plan fees; (3) landing, parking, handling, deicing, ramp, customs, airways, overflight and similar trip-related fees; (4) hangar and dispatch maintenance fees at locations other than the primary base of the Aircraft; (5) passenger ground transportation; (6) flight crew travel expenses; and (7) reasonable catering allowance.

“Fixed Costs” shall only include and shall be limited to out-of-pocket costs for the following items and only to the extent incurred for, and relating to, the Consulting Period (with appropriate calendar pro rating to exclude costs that relate to or benefit periods other than the Consulting Period): (1) salaries, benefits and associated taxes for Flight Support Personnel; (2) training costs for Flight Support Personnel (including travel expense to and from training events); (3) fixed monthly administrative fee of the Aircraft management company; (4) fees for temporary substitute pilots, mechanics and cabin attendants when Flight Support Personnel are not available due to training, sickness or vacation; (5) replacement and consumable parts, routine maintenance labor, and routine third-party service fees for routine repair, routine maintenance and routine inspections of the Aircraft; (6) the fixed portion of any engine or airframe maintenance service plan fees (but excluding any buy-in, pro rata or other similar charges), (7) costs related to engine or airframe overhauls or refurbishments, required major modifications, major inspections, but only on the condition that the Aircraft is at all times enrolled, maintained and kept in good standing, with no buy-in, pro rata or other similar provisions that result in less than full coverage, under Honeywell MSP Gold (or equivalent) for the engines and auxiliary power unit and Embraer Executive Care - Enhanced (covering parts and labor) for the airframe; (8) monthly hangar and office fees at the Aircraft’s primary base; (9) minimum usage fees or other fixed or similar fees or costs under any engine or airframe maintenance service programs not otherwise considered DOCs; (10) navigation, operations, maintenance and other technical publications; (11) maintenance tracking service; (12) aircraft database subscriptions; (13) aircraft communications charges and related subscriptions; (14) aircraft hull and liability insurance; (15) sales or use taxes imposed only on Alert5’s lease payments with respect to the Aircraft; (16) customary aircraft stocking; (17 aircraft cleaning; (18) short-lived office equipment, personal computers and tablet devices; and (19) training flights or costs to ferry or flight-test the aircraft for maintenance purposes. For sake of clarity only, Fixed Costs shall not include capital improvements, spare-parts inventories or costs of repairing damage to the Aircraft.

“Flight Hour” shall mean the actual time elapsed “block-to-block” (that is, from the moment the wheel chocks are removed for the commencement of a flight until the moment the wheel chocks are replaced at the conclusion of a flight leg), measured in six-minute increments (that is, .1 hour increments).

“Flight Support Personnel” means pilots, mechanics and cabin attendants exclusively assigned to the Aircraft.

“Flight Year” means each twelve (12)-month period beginning on the date of this Agreement.

“including” means including without limitation.

“Person” means an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture or other business entity, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Restricted Entities” means LifeStance TopCo, L.P. and all of its direct and indirect subsidiaries, including LifeStance.

“Restricted Territory” means the United States of America.

“Restrictive Period” means the period beginning at the start of the Consulting Period and ending eighteen (18) months following the date on which the Consulting Period ends (for any or no reason).

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such provision shall be ineffective only in the jurisdiction where so held and only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including any prior consulting agreement, by and between Alert5 and LifeStance. For the avoidance of doubt, any employment, partnership, equity, confidentiality, intellectual property or restrictive covenant agreement previously executed by Alert5 or Lester with respect to the Restricted Entities remains in full force and effect and is not superseded by (and shall exist concurrently with) the terms of this Agreement.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided, that, this Agreement will be assignable, transferable or delegable by LifeStance without the consent of Alert5 or Lester to LifeStance or any of its affiliates or to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of their business or assets (none of which shall constitute a termination of Alert5 or Lester’s obligations hereunder).

20. Choice of Law; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of LifeStance and Alert5, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22. Indemnification and Reimbursement of Payments on Behalf of Alert5. Alert5 acknowledges that LifeStance will report any compensation payable pursuant to this Agreement on Form 1099 as compensation to an independent contractor with respect to which LifeStance is not withholding. Notwithstanding the forgoing, LifeStance shall be entitled to deduct or withhold from any amounts owing from LifeStance to Alert5 any federal, state, local or foreign withholding taxes, excise tax or employment taxes (collectively, “Taxes”) imposed with respect to Alert5’s compensation or other payments from LifeStance, as may be required to be deducted or withheld by any applicable law or regulation. Alert5 shall indemnify LifeStance with respect to (a) any Taxes owed with respect to compensation paid to Alert5 pursuant to terms of this Agreement and (b) any liabilities arising from a determination that either Alert5 and/or Lester was improperly classified or treated as an independent contractor, as well as any interest, penalties and related expenses related to clauses (a) and (b).

23. Exculpation and Indemnification. As an independent contractor, Alert5 agrees never to assert or claim, and shall indemnify and hold LifeStance and its affiliates harmless from, any claims or liabilities arising out of any assertion or determination that Alert5 was or is an employee of LifeStance or any of its affiliates at any point during or after the Consulting Period, including any claim seeking wages, paid time off, employee benefits, unemployment compensation benefits or workers’ compensation benefits based on Alert5’s relationship with LifeStance or any of its affiliates, or any liabilities arising out of the failure to provide any of the foregoing. Alert5 specifically acknowledges and agrees that because Alert5 is an independent contractor and not an employee, Alert5 shall not seek, and shall have no right to receive, unemployment compensation benefits based upon the termination of this Agreement or the relationship between Alert5 and LifeStance. Alert5 also knowingly and voluntarily waives any claim against LifeStance for any benefits provided to LifeStance’s current or former employees during any period in which Alert5 is determined to be a common law employee or some other designation other than an independent contractor.

24. Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY KNOWINGLY AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE AGREEMENT AND CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this INDEPENDENT CONSULTING AGREEMENT as of the date first written above.

LifeStance Health, Inc.

By:	/s/ Ryan Pardo
Name: Ryan Pardo
Its: CLO

Alert5 Consulting. LLC

By:	/s/ Michael K. Lester
Name: Michael K. Lester
Its: Manager

As to Sections 2(a), 5 through 21, and 24 of this Agreement

/s/ Michael K. Lester
Michael K. Lester